Exhibit 5.1.2

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

May 16, 2011

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Re:	BankAtlantic Bancorp, Inc. Offering of Shares of Class A Common Stock Issuable Upon the Exercise of Subscription Rights

Ladies and Gentlemen:

As counsel to BankAtlantic Bancorp, Inc. (the “Corporation”), we have examined the Restated Articles of Incorporation and Amended and Restated Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of the non-transferable subscription rights (the “Rights”) to purchase shares of Class A Common Stock of the Corporation (the “Shares”) under the Registration Statement (as hereinafter defined). In addition, we have examined the Registration Statement on Form S-3 (Registration Statement No. 333-164896) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus, dated May 4, 2010 (the “Base Prospectus”), and the prospectus supplement, dated May 16, 2011, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”).

In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.

Our opinion expressed below is subject to the qualification that we express no opinion as to any law of any jurisdiction other than the law of the State of Florida and the federal law of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Rights have been duly authorized and are the valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except to the extent that enforcement thereof may be limited by: (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

MIAMI    •    FORT LAUDERDALE    •    TAMPA    •    TALLAHASSEE

2. The Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Rights in accordance with the terms and conditions described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus included therein under the caption “Legal Matters.”

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER ALHADEFF & SITTERSON, P.A.

STEARNS WEAVER MILLER WEISSLER ALHADEFF & SITTERSON, P.A.